Exhibit 99.1

CONTACT: Scott Cooper	Jeff Motley
(704) 455-3209	(702) 632-8266
scooper@smicorporate.com	jmotley@lvms.com

Las Vegas Motor Speedway to Host Two Monster Energy NASCAR Cup Series Races in 2018

Added Cup and XFINITY Series Races Create Triple-Event Fall Weekend

LAS VEGAS (March 8, 2017) – Las Vegas Motor Speedway (LVMS) will hold a pair of aces next year as the 1.5-mile superspeedway doubles down with a second Monster Energy NASCAR Cup Series race for the 2018 season and beyond.

The speedway made the announcement at a joint news conference with the Las Vegas Convention and Visitors Authority at Cashman Center Wednesday, just two days before the green flag drops on its 2017 NASCAR weekend. LVMS will host the new Monster Energy Cup race beginning in the fall of 2018 in addition to its customary March NASCAR weekend.

LVMS also will welcome a second NASCAR XFINITY Series race beginning in the fall of 2018 and an additional NASCAR Camping World Truck Series race beginning in the spring of 2018, meaning both of the speedway’s NASCAR weekends will include races from each of NASCAR’s top three series – the Camping World Truck Series, XFINITY Series and Monster Energy Cup Series.

Las Vegas Motor Speedway will become the first facility on the NASCAR schedule to host two annual event weekends with all three national touring series. Official race dates will be announced later by NASCAR as part of the full 2018 schedules.

“This is a tremendous opportunity for Speedway Motorsports and Las Vegas Motor Speedway to create a NASCAR spectacle worthy of the greatest racing in the world and the Entertainment Capital of the World,” said Speedway Motorsports, Inc. President and Chief Executive Officer Marcus Smith.

“It’s taken a tremendous amount of work to make this happen, and we are very thankful to the Las Vegas Convention and Visitors Authority and NASCAR for their support in our endeavor to create a triple-header NASCAR weekend in such a world-class destination.”

In 2018, Speedway Motorsports (NYSE: TRK) will realign the September Monster Energy NASCAR Cup Series and NASCAR Camping World Truck Series races from New Hampshire Motor Speedway and the September NASCAR XFINITY Series race from Kentucky Speedway to create the two triple-header weekends in Las Vegas.

“Fans and tourism officials in New Hampshire and Kentucky should know that we are still very committed to creating motorsports entertainment in those regions,” Smith added.

“We will work hard to make sure the July NASCAR race weekends that we will continue to host in New Hampshire and Kentucky are bigger and better than ever before for our fans, sponsors and stakeholders.”

LVMS first hosted a NASCAR Camping World Truck Series race in 1996, added a NASCAR XFINITY Series race in 1997 and will host its 20th Monster Energy NASCAR Cup Series event, the Kobalt 400, this Sunday. The first race held at the 1.5-mile oval was the Indy Racing League’s Las Vegas 500K in 1996.

“We’re honored that NASCAR has entrusted us with a second NASCAR weekend,” LVMS President Chris Powell said. “We’ve pursued a second NASCAR premier-series race weekend for quite some time, so this news is monumental for everyone at Las Vegas Motor Speedway as well as everyone in our wonderful city.”

“Las Vegas and Las Vegas Motor Speedway have become great destinations for NASCAR fans,” NASCAR Executive Vice President and Chief Racing Development Officer Steve O’Donnell said. “The experience is unique to any other in our sport. We look forward to having NASCAR racing there for two race weekends in 2018.”

The addition of a second NASCAR weekend in Las Vegas will be a big boost for the “Entertainment Capital of the World,” and the news was welcomed by the Las Vegas Convention and Visitor’s Authority Board of Directors at a meeting earlier today.

“We have outstanding support from the LVCVA and other Las Vegas leaders, and we’re supremely confident that we’ll host two top-notch race weekends,” Powell added. “Today’s news will create lasting memories for our fans and will provide immeasurable economic impact for Southern Nevada.

“Over the years, Las Vegas has become a major sports city as a popular destination for a variety of championship and professional sports events, and today we are proud to add a second NASCAR Cup race to that roster. Las Vegas, NASCAR and Las Vegas Motor Speedway have developed a strong and successful partnership, and we are certain this second race will prove to be another great success,” said Rossi Ralenkotter, president and CEO of the Las Vegas Convention and Visitors Authority.

“Last year’s March race attracted more than 115,000 fans, with more than 96,000 coming from out-of-town, and generated nearly $140 million in economic impact. We have worked with LVMS and NASCAR for years to bring a second Cup race to Las Vegas, and now we are committed to making the fall race just as successful for all of us.”

“Las Vegas is the ideal destination for a second NASCAR Cup race, and this addition will delight the thousands of fans who love visiting Southern Nevada to watch their favorite drivers in action,” said Lawrence Weekly, chairman of the Las Vegas Convention and Visitors Authority and Clark County commissioner. “As a city, we are uniquely positioned to provide sports fans with a top-notch experience, and our energy and passion are the perfect complement to NASCAR.”

LVMS’ 2017 NASCAR Weekend begins with the Stratosphere Pole Day on Friday, March 10 with Monster Energy NASCAR Cup Series qualifying beginning at 4:45 p.m. Pacific Time. The XFINITY Series’ Boyd Gaming 300 takes place at 1 p.m. on Saturday, March 11, and the weekend’s racing culminates on Sunday, March 12, with the Kobalt 400 at 12:30 p.m.

For tickets to all 2017 LVMS events, fans should call 1-800-644-4444 or log on to LVMS.com.

About Speedway Motorsports, Inc.

Speedway Motorsports, Inc. is a leading marketer, promoter and sponsor of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information about the company, please visit the Speedway Motorsports website.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, geopolitical conditions, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.